GUARANTY

1.
Identification. This Guaranty (the “Guaranty”) is made as of the ___ day of November, 2007 by _______________, a _________ corporation with its principal place of business at ________________________ (the “Guarantor”) in favor of RBS Citizens, National Association, having a lending office at 28 State Street, Boston, MA 02109 (the “Lender”).

2.	Background and Reasons for Guaranty.

2.1
Loan. On the date hereof, National Investment Managers Inc., a Florida corporation, having an address of 545 Metro Place South, Suite 100, Dublin, OH 43017 (the “Borrower”) executed and delivered (a) a certain Term Promissory Note of even date herewith from the Borrower to the Lender in the maximum principal amount of up to $13,000,000.00 and (b) a certain Revolving Line of Credit Note of even date herewith from the Borrower to the Lender in the maximum principal amount of $2,000,000.00 (together, the “Notes”). The obligations of the Borrower are further evidenced by a certain Revolving Line of Credit and Term Loan Agreement of even date herewith by and between the Borrower and Lender (the “Loan Agreement”). The Notes are secured by, among other things, a certain Security Agreement of even date herewith from the Borrower to Lender (the “Security Agreement”). In addition, the obligations of Guarantor under this Guaranty shall be secured by a certain Security Agreement of even date herewith from Guarantor to Lender (the “Guarantor Security Agreement”) granting to Lender a first priority security interest in all assets of Guarantor. The Notes, the Loan Agreement, the Security Agreement, this Guaranty, the Guarantor Security Agreement, the Guaranties of the other Guarantors and all other documents executed in connection with or related to such documents are sometimes collectively referred to herein as the “Loan Documents”. The obligations evidenced by the Loan Documents are sometimes collectively referred to herein as the “Loans”. All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

2.2	Requirement of Guaranty. As a condition precedent to the making of the Loan to Borrower, Lender has required that Guarantor execute and deliver this Guaranty to Lender.

2.3
Consideration to Guarantor. Guarantor desires to execute and deliver the Guaranty to Lender because the Borrower has a substantial interest in Guarantor and Guarantor will receive a direct financial benefit from the credit extended to Borrower.

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3.
Guaranty. Guarantor, in consideration of Lender entering into the Loan Documents and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of inducing Lender to enter into the Loan Documents, hereby irrevocably and unconditionally guarantees to Lender (a) the full, punctual and prompt payment of all sums payable under the terms of the Notes and the other Loan Documents, whether at maturity or by acceleration or otherwise, in immediately available coin and currency of the United States which is legal tender for the payment of all public and private debts; (b) the performance of all of Borrower’s other obligations under the Notes and the other Loan Documents; and (c) all other obligations of every kind and description now existing or hereafter arising, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, primary or secondary, of Borrower to Lender including, without limitation, any Hedging Obligations (as defined in Rider A to the Notes). The obligations referenced in subsections (a), (b) and (c) above are collectively referred to herein as the “Guaranteed Obligations”.

4.	Warranties and Representations. Guarantor hereby warrants and represents to Lender that:

4.1
The Board of Directors of the Guarantor have determined the execution, delivery and performance of this Guaranty to be necessary or convenient to the conduct, promotion or attainment of the business of the Borrower and the Guarantor, and to be in the best interests of the Guarantor and in pursuance of its corporate purposes as an integral part of the business now conducted and proposed to be conducted by the Guarantor. The Guarantor expects to receive substantial direct and indirect benefits from the making of the Loan to the Borrower. By virtue of the foregoing, after considering the Guarantor’s probable liability hereunder, the Guarantor is receiving at least reasonably equivalent value from Lender for its guaranty and will not be rendered insolvent thereby; and after giving effect to the transactions contemplated hereby, the Guarantor does not, and will not, have an unreasonably small capital for the conduct of its business and has, and will have, the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

4.2	The execution, delivery, and performance by the Guarantor of this Guaranty do not and will not:

(i)
violate any provision of, or require any filings, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor or the Borrower;

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(ii)
result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Guarantor is a party or by which Guarantor or any of its properties may be bound or affected;

(iii)
result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than as created hereunder), upon or with respect to any of the properties now owned or hereafter acquired by the Guarantor; or

(iv)	cause the Guarantor to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

4.3
The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the legal power and authority to execute, deliver and fulfill its obligations set forth in this Guaranty. The Guarantor has all requisite corporate power to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to do business and in good standing in such other jurisdictions where the failure to so qualify would have a material adverse effect on the Guarantor’s business, prospects, operations or financial condition.

4.4	This Guaranty has been duly authorized by all necessary corporate action and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

4.5
Any and all financial statements and other financial data which have previously been furnished to Lender with respect to Guarantor are true and correct in all material respects, fairly, completely and accurately representing the financial condition of Guarantor as of the date thereof and, since the date thereof, there have been no additional borrowings of Guarantor, nor has there been any material adverse change in the financial condition of Guarantor; there are no legal proceedings, material claims or demands pending against, or to the best of Guarantor’s knowledge, threatened against Guarantor or any of Guarantor’s assets; there are no federal or state liens filed or threatened against Guarantor or any of Guarantor’s assets; and Guarantor is not in default or claimed default under any agreement for borrowed money.

4.6
Guarantor has reviewed and approved the Loan Documents to be signed by Borrower in connection with the Loan, and each and every warranty and representation made by Borrower in the Loan Documents is, to the best of Guarantor’s knowledge, true and correct.

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4.7
Guarantor shall, within five (5) business days after receipt thereof, deliver to Lender copies of any notices of default served on such Guarantor pursuant to the terms of any other material agreement to which such Guarantor is a party.

5.
Primary Nature of Guaranty. In giving this Guaranty, Guarantor hereby acknowledges that this Guaranty is a guarantee of (i) performance by Borrower under the Loan Documents; and (ii) payment and not of collection, and that the liability of Guarantor hereunder is present, absolute, unconditional, continuing, primary, direct and independent of the obligations of Borrower. Lender shall not be required to pursue any other remedies before invoking the benefits of this Guaranty, including, without limitation, its remedies under the Loan Documents. With regard to any rights which may accrue to Lender under or in connection with the Loan Documents, Lender may, at its option, look to Guarantor for the performance of the Guaranteed Obligations to the extent provided herein, without having first commenced any action or proceeding against Borrower or any other guarantor or any other parties or other security, and without having obtained any judgment against Borrower or against any other guarantor. Enforcement of Lender’s rights against the security given by Borrower for the Loan shall not impair the right of Lender to enforce this Guaranty, Guarantor expressly agreeing that any such action by Lender shall never operate as a release of Guarantor’s liability hereunder. Guarantor shall be conclusively bound, in any jurisdiction, by the judgment rendered in any action by Lender against Borrower or against any other guarantor, wherever instituted, as if Guarantor was a party to such action, even if not actually joined as a party.

6.	Continuing Nature of Guaranty. The liability of Guarantor shall remain and continue in full force and effect notwithstanding:

6.1	The non-liability of Borrower for any reason whatsoever for the payment and performance of the Guaranteed Obligations or any part thereof;

6.2
The voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the property described in the Loan Documents, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment or any similar proceeding, affecting Borrower or any of their assets;

6.3	The assignment or transfer of the Notes or other Loan Documents;

6.4	The release of Borrower from the observance of any of the agreements, covenants, terms or conditions contained in the Loan Documents by operation of law;

6.5	Any defenses or rights of set-off or counter-claims which Borrower may have or assert; or

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6.6
Any failure by Lender to inform Guarantor of any facts Lender may now or hereafter know about Borrower, the Loan or the transactions contemplated in connection therewith, it being understood and agreed that Lender has no duty so to inform; it being the intention hereof that Guarantor shall remain liable hereunder until the Guaranteed Obligations of Borrower shall have been fully paid, performed and observed by Borrower, notwithstanding any act, omission or thing that might otherwise operate as a legal or equitable discharge of Guarantor.

7.
Certain Rights of Lender. Lender may at any time and from time to time, with or without consideration, without prejudice to any claim against Guarantor hereunder, without in any way changing, releasing or discharging Guarantor from its liabilities and obligations hereunder and without notice to or the consent of Guarantor:

7.1	Exchange, release or surrender all or any part of the security for the Loan which Lender may at any time hold;

7.2	Sell all or any part of the security for the Loan and become the purchaser thereof at any such sale;

7.3	Settle or compromise with Borrower, or any other person primarily or secondarily liable with Borrower, the Guaranteed Obligations or any renewal or extension thereof;

7.4	Renew, rearrange or extend the time, manner, place or terms of payment and performance of the Guaranteed Obligations or any renewal or extension thereof;

7.5
Forbear, extend the time for, or grant indulgences with respect to the enforcement of any of the Guaranteed Obligations or the exercise by Lender of any right or remedy contained in the Loan Documents or available under applicable law, whether such enforcement be fully prosecuted or otherwise;

7.6	Supplement, change, amend, substitute, modify, alter or cancel the Guaranteed Obligations or any other Loan Documents; and

7.7	Take other guarantees, collateral or security with respect to the Guaranteed Obligations.

8.	Certain Waivers by Guarantor. Guarantor hereby waives:

8.1
Any right to require Lender to (i) proceed against Borrower; (ii) proceed against, exhaust or participate in any security held by Lender for the payment and performance of the Guaranteed Obligations, or (iii) pursue any other remedy that Lender has or to which it may be entitled;

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8.2
Notice of the acceptance of this Guaranty, presentment, demand, protest and notice of protest, nonpayment, default or dishonor of the Guaranteed Obligations or any renewal or extension thereof and any and all other rights and remedies now or hereafter accorded to guarantors by applicable law;

8.3
Diligence on the part of Lender in the collection of the monetary sums included in the Guaranteed Obligations, notice of intention to accelerate the maturity of any of the Guaranteed Obligations, notice of the failure of Borrower to pay or perform all or any of the Guaranteed Obligations in a timely manner and diligence on the part of Lender in preserving the liability of any person on any of the Guaranteed Obligations; and

8.4	Any right that Guarantor has or to which Guarantor may be entitled to cause a marshaling of Borrower’s assets.

9.
No Waiver by Lender. No failure, omission or delay on the part of Lender in exercising any rights hereunder or in taking any action to collect or enforce payment or performance of the Guaranteed Obligations or in enforcing observance or performance of any agreement, covenant, term or condition to be performed or observed under the Loan Documents, either against Borrower or any other person liable therefor, shall operate as a waiver of any such right or in any manner prejudice the rights of Lender against Guarantor.

10.
Subordination of Subrogation. Guarantor hereby unconditionally and irrevocably agrees that it will not at any time exert or exercise against Borrower, and does hereby subordinate any right of or claim to subrogation, reimbursement, indemnity, contribution or payment (including any right to proceed upon any collateral pledged by Borrower to Guarantor) for or with respect to any amounts which Guarantor may pay or be obligated to pay to Lender, including, without limitation, any right to enforce any remedy which Guarantor now or hereafter shall have against Borrower by reason of obligations which Guarantor may perform, satisfy or discharge under or with respect to this Guaranty. The payment of any amounts due with respect to any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations, provided that so long as no default in the payment or performance of the Guaranteed Obligations has occurred and is continuing, or no demand for payment of any of the Guaranteed Obligations has been made that remains unsatisfied, the Borrower may make, and the Guarantor may demand and accept, payments of principal and interest on such subordinated indebtedness. The Guarantor agrees that after the occurrence of any default in the payment or performance of the Guaranteed Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to the Guarantor until the Guaranteed Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lender and be paid over to the Lender on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

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11.
Financial Information and Condition. Guarantor shall furnish to Lender all such financial information as set forth in the Loan Agreement. At any time during the term of the Loan, Guarantor shall provide Lender with any additional financial information reasonably requested by Lender. Guarantor shall immediately notify Lender of any material adverse change in the financial condition of the Guarantor.

12.
Right of Set-Off. Upon the occurrence of a default under the Loan Documents, Lender is hereby authorized, at any time and from time to time, without notice to Guarantor or to any other person, any such notice being hereby expressly waived, to set-off, appropriate and apply any and all deposits (general or special), and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Guarantor (collectively, the “Deposits”), against and on account of any obligations and liabilities of Guarantor hereunder, although said obligations and liabilities, or any of them, shall be contingent or unmatured. The Guarantor hereby grants to Lender a security interest in such Deposits.

13.
Mandatory Refunds. If, for any reason, any payment to Lender on account of the Guaranteed Obligations is required to be refunded to Borrower, or paid over to any other party, including, without limitation, by reason of the operation of bankruptcy laws now or hereafter enacted, Guarantor agrees to pay the amounts so required to be refunded or paid over upon demand, it being acknowledged and agreed that the Guaranteed Obligations shall not be treated as having been discharged by reason of any payment to Lender giving rise to an obligation on the part of Lender to repay the same, and this Guaranty shall be treated as remaining in full force and effect with respect to any such repayment so made by Lender, as well as for any amounts not previously paid to Lender on account of the Guaranteed Obligations.

14.
Multiple Guarantors. If there is more than one guarantor of the Guaranteed Obligations: (a) the obligations, covenants, warranties and representations of each guarantor shall be joint and several; (b) the granting of a written release of liability hereunder of less than all of the guarantors shall be effective with respect to the liability hereunder of only those specifically so released, but shall in no way affect the liability hereunder of any guarantor not so released; and (c) each guarantor waives any right to require Lender to proceed against any other guarantor. Any prior or subsequent guaranty to Lender shall not be deemed to be in lieu of or to supersede or terminate this Guaranty, but shall be construed as an additional or supplementary guaranty unless otherwise expressly provided herein.

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15.
Default. Failure of Guarantor to keep, observe or perform any term, covenant or agreement made under this Guaranty by Guarantor or under any other obligations of Guarantor to Lender after the expiration of any applicable cure period shall constitute an Event of Default under this Guaranty and under the Loan Documents, whether or not provision therefor is made in such documents. In addition to the Events of Default described in this Section 15, the following events, after the expiration of any applicable grace periods, shall also constitute “Events of Default” under this Guaranty:

15.1
If any representation or warranty by the undersigned or in any writing furnished by the undersigned in connection with or pursuant to this Guaranty shall be false in any material respect with respect to the undersigned on the date as of which made; or

15.2	If the Guarantor makes an assignment for the benefit of creditors; or

15.3
If the Guarantor petitions or applies to any tribunal for the appointment of a trustee or receiver of the business, estate or assets or of any substantial portion of the business, estate or assets of the undersigned, or commences any proceedings relating to the Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

15.4
If any such petition or application is filed or any such proceedings are commenced against the Guarantor and the Guarantor by any act indicates its approval thereof, consent thereto, or acquiescence therein, or any order is entered appointing any such trustee or receiver, or declaring the Guarantor bankrupt or insolvent, or approving the petition in any such proceedings; or

15.5	If the Guarantor shall dissolve, terminate or otherwise fail to maintain its legal existence, as the case may be.

If an Event of Default shall occur, then or at any time thereafter, while such Event of Default shall continue, the Lender may declare all Guaranteed Obligations, together with all obligations of the undersigned hereunder, to be immediately due and payable.

16.	General.

16.1
Costs and Expenses. Guarantor shall pay all reasonable attorneys’ fees and disbursements, costs and expenses incurred by Lender in the enforcement of this Guaranty. “Attorneys’ fees” and “counsel fees” and the like as used herein shall include reasonable fees for the attorneys’ services whether outside or within judicial proceedings, including also appellate and bankruptcy court proceedings.

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16.2
Governing Law. This Guaranty shall be enforced and construed in accordance with the laws of the Commonwealth of Massachusetts, and Guarantor waives the right to be sued elsewhere. In the event suit is brought by Lender, Guarantor agrees that service of process may be made, and personal jurisdiction obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Guarantor at the address designated in Paragraph 1 above.

16.3
Jury Trial Waiver. GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A JURY IN ANY PROCEEDINGS HEREAFTER INSTITUTED BY OR AGAINST GUARANTOR IN RESPECT OF THIS GUARANTY OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THE NOTES OR GUARANTY, INCLUDING ALL LOAN DOCUMENTS.

16.4
Successors and Assigns. This Guaranty shall be binding upon Guarantor and the successors, assigns and legal representatives of Guarantor, and shall inure to the benefit of Lender and the successors, assigns and legal representatives of Lender. Guarantor may not assign its rights or delegate its duties under this Guaranty. The transfer or assignment by Lender of the Notes shall operate as a transfer or assignment to the transferee or assignee of this Guaranty and all rights and privileges hereunder.

16.5
Cumulative Remedies. All of Lender’s rights, remedies and recourse under the Loan Documents or this Guaranty are separate and cumulative and may be pursued separately, successively or concurrently, are non-exclusive and the exercise of any one or more of them shall in no way limit or prejudice any other legal or equitable right, remedy or recourse to which Lender may be entitled.

16.6	Gender and Number. Whenever the context so requires the masculine gender shall include the feminine and/or neuter and the singular number shall include the plural and conversely in each case.

16.7
Modifications. No provision hereof shall be modified or limited except by a written agreement expressly referring to this Guaranty and to the provision so modified or limited and signed by Guarantor and Lender.

16.8
Severability. In case any one or more of the provisions contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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16.9
Notices. Any notice, request, demand or other communication required or permitted hereunder shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery or by certified United States Mail, postage prepaid or telegram sent to the intended addressee at the applicable address set forth on Page 1 hereof or to such different address as either Guarantor or Lender shall have designated by written notice to the other sent in accordance herewith. Copies of all notices to Lender shall also be sent to Brian F. Plunkett, Esquire, Bartlett Hackett Feinberg P.C., 155 Federal Street, 9th Floor, Boston, MA 02110. Such notices shall be deemed given when received or, if earlier, in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, or in the case of delivery by certified United States Mail, two days after deposit therein.

16.10	Headings. The headings of sections herein are inserted only for convenience and shall in no way define, describe or limit the scope or intent of any provisions of this Guaranty.

[Signature on following page]

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal as of the date first above written.

GUARANTOR:

[ ]

By:
Witness	Name:
Title:

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